Exhibit 99.1
YOUBET.COM REPORTS FIRST QUARTER RESULTS
• First Quarter Total Revenue Increased 26% to $35.0 Million
• Net Income Improved 17% to $1.59 Million Compared to $1.35 Million
• First Quarter EPS of $0.04 was Flat with 2006 on Higher Shares Outstanding
Woodland Hills, CA, May 8, 2007— Youbet.com, Inc. (NASDAQ: UBET), today announced operating results for its first quarter ended March 31, 2007.
Revenue for the quarter improved 26% to $35.0 million from $27.8 million in the prior-year period. The increase was driven by a 37% improvement in handle to $202 million from $146.8 million. United Tote (acquired in February of 2006) contributed $5.4 million, as compared to $3.1 million in the prior-year period, due to a full quarter contribution from this business unit, as compared to a partial quarter contribution in the year ago period. Most of the increase in handle was attributable to IRG, which accounted for $43.9 million of the total increase in handle of $55.1 million. IRG handle growth of 101% was driven by computer robotic wagering (CRW) initiatives implemented during 2006. Youbet handle contributed $11.2 million to the total handle increase, or a 10% improvement over the prior-year period.
The blended yield on Youbet and IRG’s handle was 5.6% for the three months ended March 31, 2007. This compares to a blended yield of 6.3% in the prior-year period. The decline in yield is primarily due to a higher mix of lower-yielding IRG handle due to the faster growth of IRG handle when compared to Youbet handle. The yields on Youbet and IRG handle for the first quarter 2007 were 8.1% and 2.4%, respectively.
The company’s reported net income for the quarter ended March 31, 2007 improved 17% to $1.59 million from $1.35 million for the year ago period. The year-over-year improvement was driven by overall higher revenues of $7.2 million, partially offset by increased operating costs and expenses of $7.0 million. Higher costs were due primarily to: track fees of $14.6 million for the first quarter 2007, versus $11.6 million; increased contract costs at United Tote of $3.8 million for the quarter, versus $1.9 million in the year-ago period; higher general and administration expenses of $5.5 million for the period ended March 31, 2007, versus $4.4 million; and higher depreciation and amortization of $1.9 million, versus $1.1 million in the year ago period. Earnings per share for the quarter were $0.04 compared to $0.04 for the year ago quarter on higher fully-diluted shares outstanding of 42.9 million, a 18.1% increase over the March 31, 2006 outstanding amount of 36.4 million shares.
SUMMARY OF FIRST QUARTER RESULTS

	For the three months ended March 31,
(in thousands, except per share figures)	2007	2006
Total Revenue	$34,983	$27,756
Net Income	$1,586	$1,350
Diluted EPS	$0.04	$0.04

For the quarter, operating expenses1 as a percent of total revenue improved to 29.2% from 31.1% in the year-ago period. For the first quarter of 2006, total operating costs and expenses as a percent of total revenue were 95.4%, as compared to 95.0% last year. Net cash provided by operating activities for the quarter ended March 31, 2007 was $1.9 million compared to $2.8 million in the year-ago period.
Chuck Champion, Chairman and CEO of Youbet.com said: “We have been pursuing a business growth strategy focused on customer acquisition and retention, cost control and yield management. The first quarter of 2007 results were encouraging on the top line, especially with our commission growth of 21%. We continue to work on improving our yield and our cost control initiatives remain a high priority. The first quarter is seasonally our slowest and despite high fixed costs, we were able to manage net income growth of 17%. Our earnings per share were flat with last year due to our higher share count.
We believe we are well-positioned to lead the industry in innovation and, more importantly, growth. Our vision has always been to provide the customer with innovative solutions to wager on this great sport of horseracing. Because of the changing purchase habits of consumers, primarily driven by the Internet, we believe Youbet.com is uniquely positioned to leverage its skill sets to elevate the sports appeal and reach new customers.
On a separate and welcome business front, the nominating and corporate governance committee of our board of directors has slated two nominees from New World Opportunity Partners, which owns 9.3% of our common stock. Shareholders are being advised by the board to support the election of Jay R. Pritzker and Michael Brodsky as directors. New World has been a constructive owner of our equity, and we welcome the experience and expertise of these capable allies ... particularly at this time of ultra-high complexity.”
Highlights For the Quarter ended March 31, 2007 and Subsequent Events
•
February 2007 — Youbet signs 2006 Trainer of the Year Todd Pletcher as an endorsement partner alongside Hall of Fame thoroughbred trainer Wayne Lukas. In 2006, Pletcher set a single-season purse earnings record of $27.6 million.

•	March 2007 — Youbet signs a three-year co-promotion agreement with Boyd Gaming’s (BYD —NYSE), Delta Downs Racetrack in Louisiana to help build the venue’s online pari-mutuel wagering handle.

•	April 2007 — Youbet reaches agreement with Wells Fargo Foothill, Inc., the administrative agent of Youbet’s credit agreement, for the repurchase of up to $10 million of its common stock.

•	April 2007 — Youbet’s United Tote subsidiary announced the renewal of its totalizatior service contract with Churchill Downs through 2010.
Operating expenses increased approximately 18% to $10.2 million for the quarter ended March 31, 2007 from $8.6 million in the quarter ended March 31, 2006. The year-over-year operating expense increase was primarily driven by $0.9 million of expenses associated with the operation of United Tote that Youbet did not incur for a full quarter last year, as United Tote was acquired in February 2006, approximately $0.4 million related increased sales and marketing expenses at Youbet and approximately $0.2 million associated with higher research and development programs across several business units.

[1]
Operating expenses consist of network operations, research and development, sales and marketing and general and administrative expense line items, each as calculated in accordance with GAAP and presented in the Consolidated Statements of Operations included with this release. Operating expenses are the operational costs associated with running our advanced deposit wagering business that are not based on volume. Management reviews operating expenses to evaluate the effectiveness of cost reduction initiatives.

For the three-month period ended March 31, 2007, Youbet recorded $3.8 million in contract costs associated with United Tote’s contract revenues, as compared to $1.9 million in the year-ago period. The increase was primarily due to a full quarter of operation in 2007 versus a partial quarter in 2006. Network operations expense increased 7%, to $1.2 million, primarily due to increased totalizator fees related to increased wager volume for Youbet and IRG.
Sales and marketing expenses in the first quarter of 2007 were approximately $2.5 million, or 7.2% of revenue, compared to $2.1 million, or 7.5% of revenue, in the comparable prior-year period. The dollar increase was primarily due to $0.4 million related to costs associated with increased advertising and new marketing programs at Youbet.
General and administrative expenses increased approximately $1.1 million to $5.5 million in the first quarter of 2007 from $4.4 million in the first quarter of 2006. The 2006 acquisitions of United Tote and Bruen Productions accounted for essentially all of the increase. General and administrative expenses in the first quarter of 2007 were 15.7% of total revenue, compared to 15.9% in the first quarter of 2006.
Depreciation and amortization increased in the first quarter of 2007 to $1.9 million from $1.1 million in the first quarter of 2006. The increase was primarily due to a full quarter’s depreciation expense and intangible amortization expense related to United Tote. Youbet also incurred interest expense of $0.5 million in the first quarter of 2007, an increase of $0.2 million compared to the year-ago period, primarily related to interest expense on our credit facility and to a lesser extent, the unsecured promissory notes issued in connection with the acquisition of United Tote.
As of March 31, 2007, Youbet had cash and cash equivalents of $15.7 million and total assets of $99.3 million.

Youbet.com, Inc. is hosting a conference call and webcast at 5:00 p.m. EST today, Tuesday, May 8, 2007. The conference call number is 800-811-7286. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following its completion, a replay of the call can be accessed for thirty days at the above link.

The following table summarizes the key ADW components of revenue in the three-month periods ended March 31, 2007 and 2006.

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Youbet
Total wagers (Handle)	$114,573	$103,347

Commissions from Handle	$22,372	$20,502
Other revenue	$915	$847

Total revenue	$23,287	$21,349

Net track revenue (1)	$9,288	$8,047
Yield (2)	8.1%	7.8%

International Racing Group
Total wagers (Handle)	$87,384	$43,483
Commissions from Handle	$6,474	$3,420

Net track revenue (1)	$2,110	$1,193
Yield (2)	2.4%	2.7%

(1)
Net track revenues is calculated from commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the Consolidated Statements of Operations Information attached to this release, and is used to calculate yield.

(2)
Yield is defined as net track revenue as a percentage of handle. The increase in Youbet yield for the three-month period ended March 31, 2007 compared to the prior year period is due to contract terms, a change in track mix and reduced win bonus payments. Youbet’s management believes that yield is useful to evaluate Youbet’s profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$15,690	$21,051
Current portion of restricted cash	5,169	4,862
Accounts receivable, net	11,770	13,287
Inventory, net	2,391	2,587
Prepaid expenses and other current assets	1,696	1,072
Current portion of deferred tax asset	1,164	2,367

	37,880	45,226

Property and equipment, net	30,221	30,110
Intangibles assets other than goodwill, net	13,538	13,513
Goodwill	15,243	15,243
Deferred tax asset	927	—
Other	1,539	1,513

	$99,348	$105,605

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade payables	$11,955	$13,759
Current portion of long-term debt	6,408	8,311
Accrued expenses	7,975	9,489
Customer deposits	9,839	8,441
Deferred revenues	536	207

	36,713	40,207
Long-term debt, net of current portion	12,385	12,054
Deferred tax liability	—	570

	49,098	52,831

Stockholder’s equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 42,454,480 and 42,118,446 shares outstanding	42	42
Additional paid-in capital	133,487	137,597
Accumulated deficit	(81,969)	(83,555)
Accumumulated other comprehensive loss	(10)	(10)
Treasury stock (443,062 shares at cost)	(1,300)	(1,300)

	50,251	52,774

	$99,348	$105,605

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
Three Months Ended March 31, 2007 and 2006
(Dollars in thousands, except per share)

	Three Months Ended March 31,
	2007	2006
Revenue
Commissions	$28,846	$23,921
Contract revenues	5,102	2,852
Equipment sales	120	136
Other	915	847

	34,983	27,756

Operating costs and expenses
Track fees	14,625	11,578
Licensing, TVG	2,823	3,104
Contract costs	3,841	1,934
Equipment costs	88	89
Network operations	1,298	1,284
Research and development	927	766
Sales and marketing	2,421	2,071
General and administrative	5,479	4,417
Depreciation and amortization	1,878	1,140

	33,380	26,383

Income from operations	1,603	1,373

Other income (expense)
Interest income	199	157
Interest expense	(456)	(188)
Other income	10	102

	(247)	71

Income before income taxes	1,356	1,444
Income tax (benefit)	(230)	94

Net income	$1,586	$1,350

Income per share — basic and diluted	$0.04	$0.04
Weighted average shares outstanding
Basic	41,695	34,208
Diluted	42,990	36,378
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2007	2006
Operating activities
Net income	$1,586	$1,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property	1,449	896
Amortization of intangibles	429	244
Stock-based compensation	175	202
Provision for doubtful accounts	280	—
Changes in operating assets and liabilities	(1,972)	138

Net cash provided by operating activities	1,947	2,830

Investing activities
Purchases of property and equipment	(1,560)	(1,088)
Cash paid for United Tote Company acquisition, net of cash acquired of $160 in 2006	(4,473)	(10,094)
Decrease in restricted cash and other, net	108	807

Net cash used in investing activities	(5,925)	(10,375)

Financing activities
Proceeds from exercise of stock options and warrants	277	97
Costs of prior period common stock issuance	(88)	—
Proceeds from long-term debt	1,081	—
Repayment of long-term debt	(2,653)	(723)

Net cash used in financing activities	(1,383)	(626)

Foreign currency translation adjustment	—	(11)

Decrease in cash and cash equivalents	(5,361)	(8,182)
Cash and cash equivalents, beginning of period	21,051	16,686

Cash and cash equivalents, end of period	$15,690	$8,504

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net — is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet’s Form 10-K for the year ended December 31, 2006, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Youbet.com, Inc.
Gary Sproule, CFO, 818-668-2100
or
Beacon Advisors
Hud Englehart (Media), 312-222-5801
or
Integrated Corporate Relations
William Schmitt (Investors), 203-682-8200